Exhibit 5.2

PROSKAUER ROSE LLP	1585 Broadway New York, NY 10036-8299 Telephone 212.969.3000 Fax 212.969.2900	LOS ANGELES WASHINGTON BOSTON BOCA RATON NEWARK NEW ORLEANS PARIS

September 26, 2005

Board of Directors of
Comtech Telecommunications Corp.
105 Baylis Road
Melville, New York 11747

Gentlemen:

You have requested our opinion in connection with the filing by Comtech Telecommunications Corp., a Delaware corporation (the “Company”), with the Securities and Exchange Commission of a Registration Statement on Form S-3 and Post-Effective Amendment No. 2 to Registration Statement under the Securities Act of 1933 (the “Registration Statement”) relating to the registration of a guarantee (the “Guarantee”) by Comtech Tolt Technologies, Inc., a Delaware corporation and the Company’s wholly owned subsidiary (the “New Guarantor”), of the Company’s obligations under an aggregate principal amount of $105,000,000 of 2.0% Convertible Senior Notes due 2024 of the Company (the “Notes”) to be offered and sold by certain selling securityholders listed in the Registration Statement (the “Selling Securityholders”). The Notes were issued under an Indenture (the “Indenture”) dated as of January 27, 2004, among the Company, the guarantors from time to time parties thereto and described therein and the Bank of New York, as trustee, as amended by the Supplemental Indenture (the “Supplemental Indenture”) dated as of July 27, 2005.

We have participated in the preparation of the Registration Statement, and have examined such records, documents, including the Indenture and Supplemental Indenture, and other instruments as we have deemed relevant and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion. We have also assumed without investigation the authenticity of any document submitted to us as an original, the conformity to originals of any document submitted to us as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons signing such documents.

Based on the foregoing, and in reliance thereon, we are of the opinion that the Guarantee has been duly authorized by the New Guarantor and, when the Notes and the Guarantee are executed and the Notes are authenticated in the manner provided in the Indenture and the Supplemental Indenture, and delivered against payment therefor, the Guarantee will constitute a valid and binding obligation of the New Guarantor, enforceable against the New Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency,

PROSKAUER ROSE LLP

September 26, 2005

reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (whether asserted in a proceeding in equity or an action at law).

In rendering our opinion, we have assumed the adequacy of the consideration that supports the New Guarantor’s agreements and the solvency and adequacy of capital of the New Guarantor.

We express no opinion as the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware, and the laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Proskauer Rose LLP —————————————
Proskauer Rose LLP